Investor Relations: Michael Bayes (415) 389-4670 michaelbayes@liviakis.com	Company Contact: Todd Waltz (408) 213-0925 twaltz@aemetis.com	Media Contact: Melanie Borchardt (408) 213-0938 mborchardt@aemetis.com

Aemetis, Inc. Reports Third Quarter 2014 Results

●	Revenues of $48.3 million
●	Payments of outstanding debt of $8.6 million
●	Adjusted EBITDA of $6.1 million
●	Operating income of $4.6 million
●	Net income (after interest) of $0.5 million or $0.02 per share
●	Cash and cash equivalents of $5.5 million
●	EB-5 funds in escrow of $21 million as of this report
●	Senior debt paid down to $54 million

CUPERTINO, Calif. – November 12, 2014 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and nine months ended September 30, 2014.

“Aemetis continued to generate strong positive cash flow and reduce debt during the third quarter of 2014,” stated Eric McAfee, Chairman and Chief Executive Officer.  “Additionally, we have received $21 million of low-interest (3%) EB-5 funding into escrow, primarily during the third quarter of 2014, which is expected to be applied to debt reduction over the next year.”

Financial Results for the Three Months Ended September 30, 2014

For the third quarter, revenue was $48.3 million, a 15% decrease over the same quarter in 2013. The $2.0 million decrease in revenue between the three months ended September 30, 2014 and 2013 reflects lower ethanol pricing in the 2014 period.

Gross profit during the third quarter 2014 was $7.7 million, a 154% increase over the third quarter 2013 gross profit of $3.0 million. The $4.7 million increase in gross profit was primarily due to corn prices falling faster than ethanol prices. Corn prices decreased by 49% while ethanol prices decreased by 16% during the three months ended September 30, 2014 compared to the same period in the prior year.

Adjusted EBITDA for the three months ended September 30, 2014 was $6.1 million compared to $1.3 million for the same period in 2013. Operating income for the third quarter of 2014 was $4.6 million, compared to an operating loss of $1.0 million for the same period in 2013.

Interest rate expense of $2.3 million for the third quarter of 2014 was a reduction of 22% compared to $2.9 million for the third quarter of 2013, reflecting a reduction in the principal and interest on our outstanding debt.  Fee amortization expense of $0.7 million in the third quarter of 2014 was 63% less than the third quarter of 2013 charge of $2.0 million.

Net Income for the third quarter of 2014 was $464,000 or $0.02 per share compared to a loss of $8.3 million or $0.43 loss per share for the third quarter of 2013.

Cash flow resulted in Cash and Cash Equivalents of $5.5 million as of September 30, 2014 and allowed for principal and interest payments on outstanding debt of approximately $8.6 million during the third quarter of 2014.

Financial Results for the Nine Months Ended September 30, 2014

Revenue for the nine months ended September 30, 2014 was $166.2 million, compared to $123.5 million during the same period of 2013.  The increase in revenue reflects both a strong margin environment in the first half of 2014 and the idling of the Keyes ethanol plant for approximately three months from late January through late April 2013.

Gross profit was a record $34.7 million compared to $7.0 million during the same period in 2013.

Net income was $10.9 million or $0.52 per diluted share compared to a net loss of $27.7 million or $1.47 loss per diluted share during the same period in 2013.

Adjusted EBITDA for the nine months ended September 30, 2014 was a record $29.4 million compared to $0.1 million for the same period in 2013.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes.  EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements regarding funds to be received under our EB-5 loan program and further reductions in our outstanding debt. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties.  Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the conversion of the Keyes plant to the use of sorghum for ethanol production; and other risks detailed in our reports filed or to be filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable fuels and biochemicals company focused on the production of advanced fuels and chemicals through the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by conversion of first-generation ethanol and biodiesel plants into advanced biorefineries.  Founded in 2006, Aemetis owns and operates a 60 million gallon capacity ethanol and 420,000 ton animal feed plant in California that is the first US facility approved by the EPA to produce D5 Advanced Biofuels using the sorghum/biogas/CHP pathway. Aemetis also built, owns and operates a 50 million gallon capacity renewable chemicals and advanced fuels production facility on the East Coast of India producing high quality, distilled biodiesel and refined glycerin for customers in Europe and Asia. Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds nine granted patents on its Z-microbe and related technology for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Nine months ended
	September 30		September 30
(in thousands, except per share)	2014	2013	2014	2013
Revenues	$48,348	$56,688	$166,208	$123,461
Cost of goods sold	40,633	53,652	131,516	116,427
Gross profit	7,715	3,036	34,692	7,034

Research and development expenses	101	115	342	468
Selling, general and administrative expenses	2,972	3,879	9,263	12,078
Operating income/(loss)	4,642	(958)	25,087	(5,512)

Interest rate expense	(2,287)	(2,933)	(7,737)	(8,516)
Amortization expense	(741)	(2,020)	(5,361)	(10,366)
Loss on debt extinguishment	(1,231)	(2,521)	(1,346)	(3,709)
Other income/(expense)	81	143	236	414
Income/(loss) before income taxes	464	(8,289)	10,879	(27,689)

Income tax expense	-	-	(6)	(6)
Net income/(loss)	$464	$(8,289)	$10,873	$(27,695)

Net Income/(loss) per common share*
Basic	$0.02	$(0.43)	$0.54	$(1.47)
Diluted	0.02	(0.43)	0.52	(1.47)

Weighted average shares outstanding*
Basic	20,555	19,390	20,284	18,863
Diluted	21,476	19,390	20,946	18,863

* The Earnings per share and Weighted average shares outstanding for all periods presented reflect the one-for-ten reverse split, which took effect May 15, 2014.

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$5,494	$4,926
Accounts receivable	438	2,764
Inventories	5,178	4,098
Prepaid expenses and Other current assets	1,485	919
Total current assets	12,595	12,707

Property, plant and equipment, Net	77,048	78,928
Goodwill, Intangibles and Other assets	5,462	5,507
Total assets	$95,105	$97,142

Liabilities and stockholders' equity/(deficit)
Current liabilities:
Accounts payable	9,018	9,366
Current portion of long term debt, notes and working capital	16,446	17,966
Mandatorily redeemable Series B convertible preferred stock	2,616	2,540
Other current liabilities	4,909	6,245
Total current liabilities	32,989	36,117

Total long term liabilities	61,469	73,792

Total stockholders' equity (deficit)	647	(12,767)

Total liabilities and stockholders' equity/(deficit)	$95,105	$97,142

* The Common Stock and Additional paid-in capital for all periods presented reflect the one-for-ten reverse split, which took effect May 15, 2014.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30		September 30
	2014	2013	2014	2013
Net income/(loss)	$464	$(8,289)	$10,873	$(27,695)
Adjustments:
Interest expense	4,259	7,474	14,444	22,591
Income tax expense	-	-	6	6
Intangibles and other amortization expense	31	20	95	164
Depreciation expense	1,184	1,153	3,486	3,471
Share-based-compensation	157	905	447	1,585
Total adjustments	5,631	9,552	18,478	27,817
Adjusted EBITDA	$6,095	$1,263	$29,351	$122

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2014	2013	2014	2013
Ethanol
Gallons Sold (in millions)	14.7	14.4	45.7	26.5
Average Sales Price/Gallon	$2.29	$2.65	$2.65	$2.72
WDG
Tons Sold (in thousands)	96.0	100.3	310.4	190.5
Average Sales Price/Ton	$85.15	$99.21	$99.76	$99.23
Corn/Milo
Tons Ground (in thousands)	145	140	454	261
Average Purchase Price/Ton	$185	$276	$208	$290
Biodiesel
Metric tons sold	3,842	1,751	7,599	18,560
Average Sales Price/Metric ton	$992	$906	$1003	$848
Refined Glycerin
Metric tons sold	651	1,364	1,581	3,465
Average Sales Price/Metric ton	$932	$890	$997	$912